Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

180 Life Sciences Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Equity	Common Stock underlying the Warrants to purchase Common Stock(1)	457(c)	1,900,138	$0.92	(2)	$1,747,556.92	$0.0001531	$267.55
Total Offering Amounts						$1,747,556.92		$267.55
Total Fees Previously Paid								$-
Total Fee Offsets								$-
Net Fee Due								$267.55

(1)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee of the shares of common stock issuable upon exercise of warrants to purchase 1,900,138 shares of common stock, in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high ($0.9394) and low ($0.9000) sales prices of a share of the Registrant’s common stock on The Nasdaq Capital Market on November 11, 2024, which date is within five business days of the date of the filing of this Registration Statement.